Exhibit 8.2

                    , 2005

Board of Directors

Equitable Financial Corp.

113-115 North Locust Street

Grand Island, Nebraska 68801

Re:	Certain Nebraska Income Tax Consequences of the Reorganization of Equitable Federal Savings Bank of Grand Island from Mutual Savings Bank into the Mutual Holding Company Structure

To the Members of the Board of Directors:

In accordance with your request, we render our opinion relating to certain Nebraska income tax consequences of the proposed transactions (collectively, the “Reorganization”), more fully described below in the Statement of Facts, pursuant to which Equitable Federal Savings Bank of Grand Island (the “Bank”), a federally-chartered savings bank, will reorganize into the federally-chartered mutual holding company structure. As used in this letter, the “Mutual Bank” refers to the Bank before the Reorganization and the “Stock Bank” refers to the Bank after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Reorganization and Stock Issuance (the “Plan of Reorganization”).

In rendering this opinion, we have examined and relied on certain standard representations of the Mutual Bank related to the Reorganization included in the Certificate of Representations dated                     , 2005 (“Representations”), and we have examined and relied on such documents and agreements, without independent verification, including the Plan of Reorganization, the Prospectus and such other matters as we have deemed relevant for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of the signatories to documents, and the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We express no opinion concerning the effects, if any, of variations from the foregoing.

Our opinion is based upon the assumption that the Reorganization will be consummated strictly in accordance with applicable laws and regulations, the terms and conditions of the Plan of Reorganization adopted by the Board of Directors of the Mutual Bank on April 19, 2005, and amended and restated on June 21, 2005 and July 12, 2005, and the facts, assumptions and

Board of Directors

Equitable Financial Corp.

                    , 2005

Representations set forth or referred to herein, and that such facts, assumptions and Representations are accurate as of the date hereof and will be accurate at the time of the Reorganization. Our understanding of the facts, our opinion and the limitations on our opinion are detailed below.

Statement of Facts

The facts and circumstances surrounding the Reorganization are quite detailed and are described at length in the Plan of Reorganization. However, a brief summary of the Plan of Reorganization is as follows:

The Mutual Bank is a federally chartered mutual savings bank. As a mutual savings bank, the Mutual Bank has no authorized stock. For what are stated to be valid business reasons, the Mutual Bank wishes to amend its charter to permit it to continue operations in the form of a federally chartered stock savings bank and become the wholly-owned subsidiary of Equitable Financial Corporation, a newly formed federal mid-tier stock holding company (“Equitable Financial Corp.”). Equitable Financial Corp. will become a wholly-owned subsidiary of Equitable Financial MHC, a newly formed federal mutual holding company (the “Mutual Holding Company”) that will be chartered as of the closing date of the transaction.

The Reorganization will be effected, pursuant to the Plan of Reorganization, as follows:

(i)	the Mutual Bank will organize an interim federal stock savings bank as a wholly-owned subsidiary (“Interim One”);

(ii)	Interim One will organize a stock corporation as a wholly-owned subsidiary to become Equitable Financial Corp.;

(iii)	Interim One will organize an interim federal stock savings bank as a wholly-owned subsidiary (“Interim Two”);

(iv)	the Mutual Bank will convert its charter to a federal stock savings bank charter to become the Stock Bank (the “Conversion”) and Interim One will exchange its charter for a federal mutual holding company charter to become the Mutual Holding Company;

(v)	sequentially with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution;

(vi)	100% of the issued stock of the Stock Bank will be transferred to the Mutual Holding Company in exchange for the membership interests in the Mutual Bank that are conveyed to the Mutual Holding Company (the “Exchange”);

Board of Directors

Equitable Financial Corp.

                    , 2005

(vii)	the Mutual Holding Company will transfer 100% of the issued common stock of the Stock Bank to Equitable Financial Corp. in a capital distribution; and

(viii)	Equitable Financial Corp. will issue a majority of its common stock to the Mutual Holding Company.

Simultaneously with the Reorganization, Equitable Financial Corp. will offer to sell additional shares of its common stock pursuant to the Plan of Reorganization, with priority subscription rights granted in descending order as follows:

(i)	to depositors of the Bank with deposits having an aggregate account balance of at least fifty dollars on December 23, 2003 (“Eligible Account Holders”);

(ii)	to the Bank’s employee stock ownership plan;

(iii)	to depositors of the Bank with deposits having an aggregate account balance of at least fifty dollars on the last day of the calendar quarter preceding the Office of Thrift Supervision’s approval of the Reorganization (“Supplemental Eligible Account Holders”);

(iv)	to certain other depositors and borrowers of the Bank who do not already have subscription rights pursuant to (i) through (iii) above (“Other Members”); and

(v)	the general public.

Opinion

You have provided us with a copy of the federal income tax opinion of the proposed transaction prepared by Muldoon Murphy & Aguggia LLP, dated                     , 2005 (the “Federal Tax Opinion”) in which they have opined, inter alia, that the Conversion will be a transaction described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, (the “Code”) and that the Exchange will be a transaction described in Code Section 351.

Our opinion regarding certain Nebraska income tax consequences is based on and adopts the facts, assumptions and conclusions as set forth in and incorporates the capitalized terms contained in the Federal Tax Opinion. Our opinion on certain Nebraska income tax consequences assumes that the final federal income tax consequences of the proposed transaction will be those outlined in the Federal Tax Opinion.

Based upon the above information, we render the following opinions with respect to certain Nebraska income tax consequences of the Reorganization.

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Equitable Financial Corp.

                    , 2005

(1)	Neither the Mutual Bank nor the Stock Bank will be subject to any Nebraska income tax liability as a result of the Conversion. (Neb. Rev. Stat. §77-2734.04(3)).

(2)	No gain or loss will be recognized by the Mutual Bank’s members upon their constructive receipt of shares of the Stock Bank common stock, pursuant to the Conversion, solely in exchange for their mutual ownership interest (i.e., liquidation and voting rights) in the Mutual Bank. (Neb. Rev. Stat. §77-2715 and Neb. Rev. Stat. §77-2716).

(3)	No gain or loss will be recognized by the members of the Mutual Bank on the issuance to them of deposits in the Stock Bank in the same dollar amount and upon the same terms as their deposits in the Mutual Bank. (Neb. Rev. Stat. §77-2715 and Neb. Rev. Stat. §77-2716).

(4)	The Stock Bank’s initial shareholders (the former Mutual Bank members) will recognize no gain or loss upon the constructive transfer to the Mutual Holding Company of the shares of the Stock Bank they constructively received in the Conversion solely in exchange for mutual ownership interests (i.e., liquidation and voting rights) in the Mutual Holding Company. (Neb. Rev. Stat. §77-2715 and Neb. Rev. Stat. §77-2716).

(5)	The Mutual Holding Company will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank. (Neb. Rev. Stat. §77-2734.04 and Neb. Rev. Stat. §77-2716).

(6)	Equitable Financial Corp. will recognize no gain or loss upon its receipt of 100% of the common stock of the Stock Bank from the Mutual Holding Company. (Neb. Rev. Stat. §77-2734.04 and Neb. Rev. Stat. §77-2716).

(7)	The Mutual Holding Company will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank to Equitable Financial Corp. (Neb. Rev. Stat. §77-2734.04 and Neb. Rev. Stat. §77-2716).

(8)	Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members on the distribution to them of non-transferable subscription rights to purchase shares of common stock of Equitable Financial Corp. (the “Subscription Rights”) will be recognized but only in an amount not in excess of the fair market value of the Subscription Rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as a result of the exercise by them of the Subscription Rights. We express no opinion on the value of the Subscription Rights. (Neb. Rev. Stat. §77-2734.04; Neb. Rev. Stat. §77-2715 and Neb. Rev. Stat. §77-2716).

Board of Directors

Equitable Financial Corp.

                    , 2005

(9)	The tax basis to the holders of shares of common stock purchased in the Reorganization pursuant to the exercise of the Subscription Rights will be the amount paid therefor plus the fair market value of the Subscription Rights, if any,, and that the holding period for such shares of common stock will begin on the date of completion of the Reorganization. (Neb. Rev. Stat. §77-2734.04; Neb. Rev. Stat. §77-2715 and Neb. Rev. Stat. §77-2716).

(10)	The holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day following the date of purchase. (Neb. Rev. Stat. §77-2734.04; Neb. Rev. Stat. §77-2715 and Neb. Rev. Stat. §77-2716).

The above opinions are effective to the extent that the Mutual Bank is solvent. No opinion is expressed about the tax treatment of the transaction if the Mutual Bank is insolvent. Whether or not the Mutual Bank is solvent will be determined at the end of the taxable year in which the transaction is consummated.

Analysis and Discussion

Under Neb. Rev. Stat. §77-3801(4), a financial institution includes the following:

(a)	any bank, building and loan association, credit union, savings and loan association, or savings bank chartered or qualified to do business in this state, or any subsidiary of such financial institution; or

(b)	any bank, bank holding company or subsidiary of a bank holding company as defined in 12 U.S.C. §1841, as such existed on July 20, 2002, affiliate of a bank holding company as defined in 12 U.S.C. §221a, as such existed on July 20, 2002, building and loan association, credit union, industrial loan and investment company, savings and loan association, or savings bank which is not chartered to do business in this state but maintains a permanent place of business in this state and actively solicits deposits from residents of this state for an affiliate, regardless of whether the affiliate maintains an office in this state, in which event the deposits of the affiliate shall be deemed deposits of such institution.

The Bank is a financial institution because it is a federally chartered mutual savings bank converting to a federally chartered stock bank that is chartered or qualified to do business in Nebraska. Neb. Rev. Stat. Sec. 77-3801(4)(a).

As a savings and loan holding company, Equitable Financial Corp. is not considered to be a financial institution under Neb. Rev. Stat. §77-3801(4). A bank holding company is defined in 12 U.S.C. §1841(a)(1) as any company which has control over any bank or over any company that is or becomes a bank holding company by virtue of this chapter. The definition of a bank provided in 12 U.S.C. §1841(c) contains an exception for an insured institution. 12 U.S.C. §1841(j) provides that the term “savings association” or “insured institution” means: (1) any

Board of Directors

Equitable Financial Corp.

                    , 2005

Federal savings association or Federal savings bank; (2) any building and loan association, savings and loan association, homestead association, or cooperative bank if such association or cooperative bank is a member of the Savings Association Insurance Fund; and (3) any savings bank or cooperative bank which is deemed by the Director of the Office of Thrift Supervision to be a savings association under section 1467a(l) of this title. Therefore, since the Bank, as a federally chartered savings bank, does not meet the 12 U.S.C. §1841 definition of a bank, Equitable Financial Corp. does not meet the definition of a bank holding company. In addition, and for the same reasons, as a savings and loan holding company, the Mutual Holding Company is not considered to be a financial institution. Equitable Financial Corp. and the Mutual Holding Company will be subject to Nebraska’s general corporate income tax.

Financial institutions are exempt from Nebraska income tax under Neb. Rev. Stat. §77-2734.04. Under Neb. Rev. Stat. §77-3802, financial institutions must pay a franchise tax rather than a corporate income tax. Franchise tax is measured by the financial institution’s average deposits. Neb. Rev. Stat. §77-3802(1). Net income for franchise tax purposes is used only to limit the amounts of franchise tax imposed. Neb. Rev. Stat. §77-3804. The limitation is based on financial net income rather than the taxable income of the financial institution. Neb. Rev. Stat. §77-3804(2). Since the tax is based on deposits instead of federal taxable income, there are no Nebraska adjustments such as with the corporate income tax. Therefore, since the Reorganization will not directly affect the deposit base or the financial net income, the tax-free reorganization pursuant to Code Section 368(a)(1)(F) should have neither a positive nor a negative effect on the Bank’s Nebraska franchise tax liability.

Nebraska uses federal taxable income as the starting point for its computation of the tax base for corporate income tax. Neb. Rev. Stat. §77-2714. Federal taxable income is the income that a taxpayer reports on its federal income tax return filed with the Internal Revenue Service. Neb. Rev. Stat. §77-2734.04(6). Nebraska taxes corporate taxpayers on their federal taxable income after certain adjustments. Neb. Rev. Stat. §77-2734.04(11). The adjustments are enumerated in Neb. Rev. Stat. §77-2716. There are no Nebraska provisions that modify federal taxable income due to a tax-free reorganization pursuant to Code Section 368(a)(1)(F). Therefore, the Reorganization should be treated as a tax-free reorganization for the Mutual Bank and the Stock Bank since Nebraska follows the federal tax-free treatment of reorganizations pursuant to Code Section 368(a)(1)(F) by incorporating the federal provisions by reference in its statutes.

Since Nebraska follows the federal tax treatment under Code Section 1032(a), no gain or loss will be recognized for Nebraska tax purposes by the Mutual Holding Company upon its receipt of 100% of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank pursuant to the Reorganization. Similarly, and for the same reasons, no gain or loss will be recognized for Nebraska tax purposes by Equitable Financial Corp. on its receipt of 100% of the common stock of the Stock Bank from the Mutual Holding Company. In addition, no gain or loss will be recognized by the Mutual Holding Company upon its transfer of 100% of the common stock of the Stock Bank to Equitable Financial Corp.

Board of Directors

Equitable Financial Corp.

                    , 2005

Nebraska uses the individual’s federal adjusted gross income, subject to modifications as its starting point for calculating Nebraska personal income tax. Neb. Rev. Stat. §77-2715; Neb. Rev. Stat. §77-2716. Like the corporate income tax, there are no provisions that modify an individual’s tax treatment when such individual is treated as receiving stock of a corporation that is a party to a reorganization under Code Section 368(b) (such as the Stock Bank) in an exchange pursuant to Code Section 354 or when such individual exchanges property for other property in an exchange pursuant to Code Section 1001.

Gain or loss, if any, should be realized by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the constructive issuance to them of deposit accounts in the Stock Bank and interests in the liquidation accounts of the Stock Bank and on the distribution to them of the Subscription Rights to purchase Equitable Financial Corp. common stock. Any such gain should be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, but only in an amount not in excess of the fair market value of the subscription rights received.

Limitations of Opinion

Our opinion is based upon Nebraska tax authorities currently in effect, which authorities are subject to modification or challenge at any time and perhaps with retroactive effect. Any future amendment to the Nebraska Code, the regulations thereunder, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. Our opinion is not binding on the Nebraska Department of Revenue (the “Department”), and the Department could disagree with the conclusions reached in the opinion. In the event of such disagreement, there can be no assurance that the Department would not prevail in a judicial proceeding, although we believe that the position expressed in our opinion would prevail if the matters are challenged.

Our opinion is expressed only as to the matters we expressly set forth, and no opinion should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. Further, no opinion is expressed under the provisions of any of the other sections of the Nebraska Code and Income Tax Regulations which may also be applicable thereto, or to the tax treatments of any conditions existing at the time of, or effects resulting from, the Reorganization which are not specifically covered by the opinions set forth above.

If any fact, assumption or representation contained in this opinion letter, the Representations or in the Federal Tax Opinion changes to alter the federal tax treatment, it is imperative that we be notified in order to determine the effect on the Nebraska income tax consequences, if any.

This opinion is given solely for the benefit of the Bank, the Mutual Holding Company, Equitable Financial Corp., the shareholders of the Bank and Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who purchase pursuant to the Plan of Reorganization, and may not be relied upon by any other party or referred to in any

Board of Directors

Equitable Financial Corp.

                    , 2005

document without our express written consent. We consent to the filing of this opinion as an exhibit to the Forms MHC-1, MHC-2 and H-(e)1-S filed with the Office of Thrift Supervision and as an exhibit to the registration statement on Form SB-2 filed with the Securities and Exchange Commission in connection with the Reorganization, and to the reference thereto in the Prospectus included in the registration statement on Form SB-2 under the headings “The Reorganization and Stock Issuance – Material Income Tax Consequences” and “Legal and Tax Opinions.”

Very Truly Yours,

Crowe Chizek and Company LLC